Exhibit 5.1

Simpson Thacher & Bartlett LLP
2475 HANOVER STREET PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000 FACSIMILE: +1-650-251-5002

Direct Dial Number	E-mail Address

June 10, 2024

Waystar Holding Corp.

1550 Digital Drive, #300

Lehi, Utah 84043

Ladies and Gentlemen:

We have acted as counsel to Waystar Holding Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of up to 26,920,211 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company, consisting of (i) up to 10,000,000 shares of Common Stock that may be issued by the Company pursuant to the Waystar Holding Corp. 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan”), (ii) up to 3,250,000 shares of Common Stock that may be issued by the Company pursuant to the Waystar Holding Corp. 2024 Employee Stock Purchase Plan (the “2024 Employee Stock Purchase Plan”) and (iii) up to 13,670,211 shares of Common Stock that may be issued by the Company pursuant to the Derby TopCo, Inc. 2019 Stock Incentive Plan (the “2019 Stock Incentive Plan,” and together with the 2024 Equity Incentive Plan and the 2024 Employee Stock Purchase Plan, the “Plans”).

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Waystar Holding Corp.	–2–	June 10, 2024

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

Waystar Holding Corp.	–3–	June 10, 2024

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP